Exhibit 4.1

AMERIPRISE ADVISOR GROUP DEFERRED COMPENSATION PLAN

Effective April 22, 2009

AMERIPRISE ADVISOR GROUP DEFERRED COMPENSATION PLAN

Effective April 22, 2009

Purpose

The purposes of the Plan are to provide a means for the deferral of Eligible Compensation by Eligible Deferral Employees, and to provide specified benefits to those Eligible Employees, who contribute materially to the continued growth, development and future business success of Ameriprise Financial, Inc. and its subsidiaries.  The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Article 1
Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated in this Article 1:

1.01.        “Aggregate Vested Balance” shall mean, with respect to the Plan Accounts of any Participant as of a given date, the sum of the amounts that have become vested under all of the Participant’s Plan Accounts, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions, in accordance with Article 5 and the provisions of the applicable Annual Enrollment Materials and Award Materials.

1.02.        “Amended Distribution Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the Distribution Election previously made by the Participant under any Distribution Election Form.

1.03.        “Annual Deferral Account” shall mean a notional, bookkeeping account established under the Plan to reflect the Participant’s Annual Participant Deferral for a Plan Year, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions in accordance with Article 5 and the provisions of the applicable Annual Enrollment Materials.

1.04.        “Annual Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant in connection with the Participant’s deferral election with respect to a given Plan Year.

1.05.        “Annual Enrollment Forms” shall mean, for any Plan Year, the Annual Election Form, the Distribution Election Form and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion.

1.06.        “Annual Enrollment Materials” shall mean, for any Plan Year, the Annual Enrollment Forms and any other forms, documents or materials concerning the terms of any Annual Participant Deferral for such Plan Year.

1.07.        “Annual Participant Deferral” shall mean the aggregate amount deferred by a Participant in respect of a particular Plan Year under Article 2.

1.08.        “Award Materials” shall mean the award agreement or similar documentation and any other forms or documents evidencing the terms of a Stock Bonus or Discretionary Allocation awarded under the Plan.

1.09.        “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive a distribution of a Participant’s Plan Accounts in the event of the Participant’s death.

1.10.        “Beneficiary Designation Form” shall mean the Beneficiary Designation Form or amended Beneficiary Designation Form last signed and submitted by a Participant and accepted by the Committee.

1.11.        “Board” shall mean the board of directors of the Company.

1.12.        “Change in Control” shall mean any transaction or series of transactions that constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Section 409A.

1.13.        “Claimant” shall have the meaning set forth in Article 10.01.

1.14.        “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.15.        “Committee” shall mean the Compensation and Benefits Committee of the Company or such other committee designated by the Board to administer the Plan.  Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Article 9.02.

1.16.        “Company” shall mean Ameriprise Financial, Inc., a Delaware corporation, and any successor to all or substantially all of its assets or business.

1.17.        “Company Stock” shall mean the common stock, par value $0.01 per share, of the Company.

1.18.        “Company Stock Fund” shall mean the Investment Option that relates to the performance of Company Stock.

1.19.        “Designation Date” shall mean the date or dates as of which a designation of investment directions by a Participant pursuant to Article 5, or any change in a prior designation of investment directions by a Participant pursuant to Article 5, shall become effective.  The Designation Date in any Plan Year shall be determined by the Committee; provided, however, that each trading day of the New York Stock Exchange shall be available as a Designation Date unless the Committee selects different Designation Dates.

1.20.        “Disability” shall mean, with respect to a Participant, the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of an Employer.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

1.21.        “Discretionary Allocation” shall mean the amount, if any, credited by an Employer to a Participant under Article 4.

1.22.        “Discretionary Allocation Account” shall mean a notional, bookkeeping account established under the Plan to reflect the amount credited with respect to a Participant’s Discretionary Allocation in accordance with Article 4, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions pursuant to Article 5 and the provisions of the applicable Award Materials.

1.23.        “Discretionary Allocation Market Value” of a share of Company Stock with respect to a Discretionary Allocation shall mean the Fair Market Value thereof on the Reference Date.

1.24.        “Distribution Election” shall mean an election made in accordance with Article 2.09.

1.25.        “Distribution Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant with respect to a Distribution Election for a given Plan Year.

1.26.        “Elective Deductions” shall mean the deductions made from a Participant’s Eligible Compensation for amounts voluntarily deferred or contributed by the Participant pursuant to all qualified and non-qualified compensation deferral plans, including, without limitation, amounts not included in the Participant’s gross income under Sections 125, 132(f)(4), 402(e)(3) or 402(h) of the Code; provided, however, that all such amounts would have been payable in cash to the Participant had there been no such plan.

1.27.        “Eligible Compensation” shall mean, for any Plan Year, the base salary, commissions, bonus or other items of compensation, including any Elective Deductions, designated by the Committee in the applicable Annual Enrollment Materials as eligible for deferral under the Plan for such Plan Year.

1.28.        “Eligible Deferral Employee” shall mean an Employee of an Employer who is a member of a select group of management or a highly compensated Employee and who meets eligibility criteria established by the Committee in its sole discretion to make an Annual Participant Deferral for a given Plan Year, and may also be an Eligible Employee.

1.29.        “Eligible Employee” shall mean an Employee of an Employer who meets eligibility criteria established by the Committee in its sole discretion to receive Stock Bonuses or a Discretionary Allocations under the Plan.

1.30.        “Employee” shall mean a person who is an employee of any Employer, as determined by the Committee in its sole discretion.

1.31.        “Employer” shall mean, as applicable, the Company and any of the Company’s subsidiaries listed on Schedule A attached hereto, as such Schedule A may be amended by the Committee, in its sole discretion, from time to time.

1.32.        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.33.        “Fair Market Value” of a share of Company Stock on a given date shall mean the per-share closing price of Company Stock as reported on the NYSE composite tape on such date, or, if there is no such reported sale price of Company Stock on the NYSE composite tape on such date, then the per-share closing price of Company Stock as reported on the NYSE composite tape on the last previous day on which sale price was reported on the NYSE composite tape.  If at any time the Company Stock is no longer listed or traded on the NYSE, the Fair Market Value of a share of Company Stock shall be calculated in such manner as may be determined by the Committee in its good faith judgment from time to time.

1.34.        “Investment Adjustment” shall mean an adjustment made to the balance of any Plan Account in accordance with Article 5 to reflect the performance of an Investment Option pursuant to which the value of the Plan Account or portion thereof is measured.

1.35.        “Investment Agent” shall mean the person appointed by the Committee or the Trustee to invest the Plan Accounts of Participants, or if no person is so designated, the Committee.

1.36.        “Investment Option” shall mean a hypothetical investment made available under the Plan from time to time by the Committee for purposes of valuing Plan Accounts.  In the event that an Investment Option ceases to exist or is no longer to be an Investment Option, the Committee may designate a substitute Investment Option for the discontinued hypothetical investment.

1.37.        “NYSE” shall mean the New York Stock Exchange.

1.38.        “Participant” shall mean any Eligible Employee or Eligible Deferral Employee (a) who is in a classification of employees designated by the Committee to participate in the Plan or who is otherwise selected by the Committee to participate in the Plan, (b) who elects to participate in the Plan and signs the applicable Annual Election Forms or is credited with an Stock Bonus under Article 3 or a Discretionary Allocation under Article 4, (c) who commences participation in the Plan, and (d) whose participation in the Plan has not terminated.  A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.39.        “Plan” shall mean the Ameriprise Advisor Group Deferred Compensation Plan, which shall be evidenced by this instrument, the Annual Enrollment Materials and the Award Materials, as they may be amended from time to time.

1.40.        “Plan Accounts” shall mean, with respect to a Participant, the Annual Deferral Accounts, the Stock Bonus Accounts and the Discretionary Allocation Accounts established for such Participant under the Plan.

1.41.        “Plan Year” shall mean the 12-month period beginning on January 1 of each calendar year and ending on December 31 of such calendar year.

1.42.        “Reference Date” shall mean the date used to determine the Fair Market Value of a share of Company Stock for purposes of determining the number of Share Units to be credited to a Participant’s Plan Accounts, which date shall be, unless otherwise determined by the Committee and approved by the Board:  (a) with respect to dividend payments, the date dividends are paid on Company Stock; (b) with respect to Stock Bonuses, the first trading day of either the July of the applicable Plan Year or the February following the end of the applicable Plan Year, as specified in the applicable Award Materials; and (c) with respect to Discretionary Allocations, the first trading day of the month specified in the applicable Award Materials.

1.43.        “Reporting Person” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

1.44.        “Retirement” shall mean, with respect to a Participant, the Participant’s Termination of Employment on or after the date that such Participant becomes Retirement Eligible.

1.45.        “Retirement Eligible” shall mean, with respect to a Participant, that the Participant has attained age 55 and has completed ten or more Years of Service with the Company or its affiliates.

1.46.        “Section 409A” shall mean Section 409A of the Code, and the regulations promulgated and other official guidance issued thereunder.

1.47.        “Share Unit” shall mean a unit credited to a Participant’s Plan Accounts in accordance with the terms and conditions of the Plan.  Subject to adjustment pursuant to Article 5.04, each Share Unit shall represent the right to receive one share of Company Stock or the value thereof at the time or times designated in the Plan.

1.48.        “Stock Bonus” shall mean the amount, if any, credited to a Participant pursuant to Article 3.

1.49.        “Stock Bonus Account” shall mean a notional, bookkeeping account established under the Plan to reflect the amount credited with respect to a Participant’s Stock Bonus in accordance with Article 3, as adjusted to reflect all applicable earnings credited pursuant to Article 5 and the provisions of the applicable Award Materials.

1.50.        “Stock Bonus Market Value” of a share of Company Stock with respect to a Stock Bonus shall mean the Fair Market Value thereof on the Reference Date.

1.51.        “Termination of Employment” shall mean a “separation from service” as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

1.52.        “Trust” shall mean a trust established in accordance with Article 11.

1.53.        “Trustee” shall mean the trustee of the Trust.

1.54.        “Unforeseeable Emergency” shall mean, with respect to a Participant, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

1.55.        “Valuation Date” shall mean, unless otherwise determined by the Committee, the date on which shares of Company Stock shall be valued for purposes of payment under Article 2.11, 3.05, 4.05 or Article 7.

1.56.        “Years of Service” shall mean the total number of actual or deemed full Plan Years during which a Participant has been continuously employed by an Employer.  For purposes of determining a Participant’s Years of Service:  (a) such Participant’s service with American Express Company will be taken into account if and to the extent, and in accordance with, the provisions of the Employee Benefits Agreement by and between American Express Company and the Company, dated as of September 30, 2005; and (b) such Participant’s service with H&R Block, Inc. will be taken into account if and to the extent, and in accordance with, the provisions of the Stock Purchase Agreement by and between the Company, H&R Block, Inc. and Block Financial, LLC, dated as of August 12, 2008.  Any partial Plan Year during which a Participant has been employed by an Employer shall be counted pro-rata.  Service as an independent contractor, including as a P2 advisor, an employee of a P2 advisor or an Associate Financial Advisor is not included in the calculation of Years of Service.

Article 2
Annual Participant Deferrals

2.01.        Selection by Committee.  Participation in the Plan with respect to Annual Participant Deferrals shall be limited to Eligible Deferral Employees of an Employer who are in a classification of Employees designated by the Committee in its sole discretion.  For each Plan Year, the Committee may select from that group, in its sole discretion, the Eligible Deferral Employees who shall be eligible to make an Annual Participant Deferral in respect of that Plan Year.  The Committee’s selection of an Eligible Deferral Employee to make an Annual Participant Deferral in respect of a particular Plan Year will not entitle that Eligible Deferral Employee to make an Annual Participant Deferral for any subsequent Plan Year, unless the

Employee is an Eligible Deferral Employee and is again selected by the Committee to make an Annual Participant Deferral for such subsequent Plan Year.

2.02.        Enrollment Requirements for Annual Participant Deferrals.  As a condition to being eligible to make an Annual Participant Deferral for any Plan Year, each selected Eligible Deferral Employee shall complete and return to the Committee each of the Annual Enrollment Forms no later than December 31st of the immediately preceding Plan Year, or such earlier date as the Committee may establish from time to time and in accordance with the requirements of Section 409A.  An Eligible Deferral Employee’s Annual Election Form shall be irrevocable as of December 31 of the immediately preceding Plan Year, and may only be suspended pursuant to Article 2.06.

2.03.      Participant Deferrals.

(a)         Deferral Election.  The Committee shall have sole discretion to determine in respect of each Plan Year:  (i) whether an Eligible Deferral Employee shall be eligible to make an Annual Participant Deferral; (ii) the items of Eligible Compensation which may be the subject of any Annual Participant Deferral for that Plan Year; and (iii) any other terms and conditions applicable to the Annual Participant Deferrals for that Plan Year.  The Eligible Deferral Employee’s election shall be evidenced by an Annual Election Form completed and submitted to the Committee in accordance with the procedures established by the Committee, in its sole discretion.  The amounts deferred by an Eligible Deferral Employee in respect of services rendered during a Plan Year shall be referred to collectively as an Annual Participant Deferral and shall be credited to an Annual Deferral Account established in the name of the Eligible Deferral Employee.  A separate Annual Deferral Account shall be established and maintained for each Annual Participant Deferral for a given Plan Year.

(b)         Minimum and Maximum Deferrals.  The Committee may from time to time designate in the Annual Enrollment Materials for a given Plan Year a minimum or maximum amount or percentage of Eligible Compensation that an Eligible Deferral Employee may elect to defer under the Plan with respect to that Plan Year.

(c)         Deferral Designations.  An Eligible Deferral Employee may designate the amount of the Annual Participant Deferral to be deducted from his or her Eligible Compensation as specified in the applicable Annual Enrollment Materials for a given Plan Year, which may provide for deferrals to be expressed as either a percentage or a fixed dollar amount of a specified item of Eligible Compensation expected by the Participant, as determined by the Committee.  If an Eligible Deferral Employee designates the Annual Participant Deferral to be deducted from any item of Eligible Compensation as a fixed dollar amount and such fixed dollar amount exceeds the amount of such item of Eligible Compensation actually payable to the Eligible Deferral Employee, the entire amount of such item of Eligible Compensation shall be withheld.

(d)         Deferral Deductions.  Unless the Annual Enrollment Materials provide otherwise, Annual Participant Deferral shall be deducted from the items of Eligible Compensation as follows:  (i) for Annual Participant Deferral designated as a percentage of any type of Eligible Compensation (e.g., salary, commissions, bonuses), in the specified percentage at the time the Eligible Compensation would otherwise have been paid to the Participant; and (ii) for substantially equivalent periodic payments (e.g., salary) designated as a fixed dollar amount, in substantially equivalent amounts from each periodic payment during the Plan Year; and (iii) for one-time payments (e.g., bonuses) and periodic payments of variable amounts (e.g., commissions) designated as a fixed dollar amount, 100 percent of the Eligible Compensation shall be deducted from each payment until the fixed dollar amount of Annual Participant Deferral has been deferred.

2.04.        Commencement of Participation.  Provided an Eligible Deferral Employee has met all enrollment requirements set forth in the Plan in respect of a particular Plan Year and any other requirements imposed by the Committee, including signing and submitting all Annual Enrollment Forms to the Committee within the specified time period, the Eligible Deferral Employee’s designated deferrals shall commence as of the first payment date of the particular Plan Year.  If an Eligible Deferral Employee fails to meet all such requirements within the specified time period with respect to any Plan Year, the Eligible Deferral Employee shall not be eligible to make any deferrals for that Plan Year.

2.05.        Subsequent Plan Year Participant Deferrals.  The Annual Enrollment Forms submitted by a Participant in respect of a particular Plan Year will not be effective with respect to any subsequent Plan Year.  If an Employee is an Eligible Deferral Employee and is selected to participate in the Plan for a subsequent Plan Year, and the required Annual Enrollment Forms are not timely delivered for the subsequent Plan Year, then the Eligible Deferral Employee shall not be eligible to make any deferrals with respect to such subsequent Plan Year.

2.06.      Suspension of Deferrals.

(a)         Unforeseeable Emergencies.  If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to suspend any further deferrals required to be made for the Participant.  A petition shall be made on the form required by the Committee to be used for such request and shall include all financial information requested by the Committee in order to make a determination on such petition, as determined by the Committee in its sole discretion.  Subject to the requirements of Section 409A, the Committee shall determine, in its sole discretion, whether to approve the Participant’s petition.  If the petition for a suspension is approved, suspension shall take effect upon the date of approval.  Notwithstanding the foregoing, the Committee shall not have any right to approve a request for suspension of deferrals if such approval (or right to approve) would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under, the provisions of Section 409A.

(b)         Disability.  From and after the date that a Participant is deemed to have suffered a disability, any standing deferral election of the Participant shall automatically be suspended and no further deferrals shall be made with respect to the Participant.  For this purpose, “disability” shall mean any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(c)         Resumption of Deferrals.  If deferrals by a Participant have been suspended during a Plan Year due to an Unforeseeable Emergency or a disability, the Participant will not be eligible to make any further deferrals in respect of that Plan Year.  The Participant may be eligible to make deferrals for subsequent Plan Years provided the Employee is an Eligible Deferral Employee and is selected to make deferrals for such subsequent Plan Years and the Employee complies with the election requirements under the Plan.

2.07.        Leave of Absence.  If a Participant is authorized by an Employer for any reason to take a paid or unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the appropriate amounts shall continue to be withheld from the Participant’s Eligible Compensation pursuant to the Participant’s then current Annual Election Form.  If no election was made for that Plan Year, no deferral shall be withheld.

2.08.      Vesting.  A Participant shall be vested in all amounts credited to his or her Annual Deferral Account for a given Plan Year as of the date such amounts are credited to such Participant’s Annual Deferral Account.

2.09.      Distribution Election.

(a)         Initial Elections.  A Participant shall make a Distribution Election at the time he or she completes his or her Annual Election Form with respect to a given Plan Year as to the time and form (lump sum or installments) of the distribution of the Participant’s Annual Deferral Account for that Plan Year, within the options permitted under the Annual Enrollment Materials for that Plan Year.  If a Participant elects to be paid in installments, then the amount of each installment payment shall be equal to the value of the Participant’s respective Annual Deferral Account for that Plan Year divided by the number of installments remaining to be paid.

(b)         Subsequent Elections.  Subject to any restrictions that may be imposed by the Committee, a Participant may amend his or her Distribution Election with respect to any Annual Deferral Account by completing and submitting to the Committee within such time frame as the Committee may designate, an Amended Distribution Election Form; provided, however, that such Amended Distribution Election Form:  (i) is submitted no later than a date specified by the Committee in accordance with the requirements of Section 409A; (ii) shall not take effect until 12 months after the date on which such Amended Distribution Election Form becomes effective; and (iii) specifies a new distribution date (or a new initial distribution date in the case of installment distributions) that is no sooner than five years after the original distribution date (or the original initial distribution date in the case of installment distributions), or such later date specified by the Committee.

2.10.        Payment Medium.  Distributions under the Plan shall be paid in cash; provided, however, that the Committee may provide, in its discretion, that any distribution attributable to the portion of an Annual Deferral Account that is deemed invested in the Company Stock Fund shall be paid in shares of Company Stock; provided, further, that any shares of Company Stock paid out under the Plan shall consist solely of newly issued shares, currently traded shares repurchased by the Company or treasury shares of Company Stock.

2.11.        Payment of Annual Deferral Accounts.  Except as otherwise provided by Article 7, a Participant’s Annual Deferral Account for a given Plan Year shall be distributed in accordance with the Participant’s Distribution Election for such Annual Deferral Account then in effect.

2.12.        Status of Annual Deferral Accounts.  Annual Deferral Accounts are intended to be accounts that are (a) not qualified within the meaning of Section 401(a) of the Code and (b) unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Annual Deferral Accounts shall be administered and interpreted to the extent possible in a manner consistent with those intentions.

Article 3
Stock Bonuses

3.01.        Stock Bonus.  Subject to Article 3.06, the Committee shall have sole discretion to determine in respect of each Plan Year and each Eligible Employee:  (a) whether any Stock Bonuses shall be made; (b) the Eligible Employee(s) who shall be entitled to such Stock Bonuses; (c) the amount of such Stock Bonuses (each, a “Stock Bonus Amount”); (d) the date(s) on which any portion of such Stock Bonuses shall be credited to each Eligible Employee’s Stock Bonus Account; (e) the vesting terms applicable to such Stock Bonuses; (f) the Investment Option(s) that shall apply to such Stock Bonuses; and (g) any other terms and conditions applicable to such Stock Bonuses.  The Committee’s selection of an Eligible Employee who is entitled to receive a Stock Bonus will not entitle that Employee to receive another Stock Bonus, unless such Employee is again selected by the Committee to receive another Stock Bonus.

3.02.        Stock Bonus Account.  If the Committee determines to credit an Eligible Employee with a Stock Bonus, the number of Share Units to be credited for such Stock Bonus with effect on the Reference Date for such Stock Bonus shall be equal to the quotient of:  (a) the Stock Bonus Amount, divided by (b) the Stock Bonus Market Value of a share of Company Stock.  Fractional Share Units, if any, will be credited to the Participant’s Stock Bonus Account.  A separate Stock Bonus Account shall be established and maintained for each Stock Bonus.  The Committee may, but is not required to, make available other investment benchmarks from time to time to measure the value of a Participant’s Stock Bonus Accounts.

3.03.        Vesting.  A Participant shall be vested in his or her Stock Bonus Account as set forth in the Award Materials for such Stock Bonus.  The vesting terms of Stock Bonus Accounts set forth in the Award Materials shall be established by the Committee in its sole discretion and may vary for each Participant and for each Stock Bonus.  Notwithstanding anything to the contrary contained in the Plan or any Award Materials, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Stock Bonus Account of any Participant.

3.04.        Payment Medium.  The distribution of a Participant’s Stock Bonus Account shall be paid in Company Stock or in cash, in the sole discretion of the Participant; provided, however, that if a Participant elects to receive payment in Company Stock, any fractional Share Units shall be paid in cash.  A Participant’s election to receive the distribution of his or her Stock Bonus Account shall be made prior to the payment of such Stock Bonus Account at such time and in such manner as permitted by the Committee.  If a Participant does not elect the payment medium for his or her Stock Bonus Account, the Participant will be deemed to have elected to receive the distribution of such Stock Bonus Account in Company Stock.

3.05.        Payment of Stock Bonus Accounts.  Except as otherwise provided by Article 7, each portion of a Stock Bonus Account shall be distributed as soon as practicable following the payment date set forth in the Award Materials for such Stock Bonus, but in no event later than 90 days thereafter.

3.06.        Status of Stock Bonus Accounts.  Stock Bonus Accounts are intended to be accounts that are neither:  (a) qualified within the meaning of Section 401(a) of the Code nor (b) unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Stock Bonus Accounts shall be administered and interpreted to the extent possible in a manner consistent with those intentions.

Article 4
Discretionary Allocations

4.01.        Discretionary Allocation.  Subject to Article 4.06, the Committee shall have sole discretion to determine in respect of each Eligible Employee:  (a) whether any Discretionary Allocations shall be made; (b) the Eligible Employee(s) who shall be entitled to such Discretionary Allocations; (c) the amount of such Discretionary Allocations (each, a “Discretionary Allocation Amount”); (d) the date(s) on which any portion of such Discretionary Allocations shall be credited to each Eligible Employee’s Discretionary Allocation Account; (e) the Investment Option(s) that shall apply to such Discretionary Allocations; and (f) any other terms and conditions applicable to such Discretionary Allocations.  The Committee’s selection of an Eligible Employee who is entitled to receive a Discretionary Allocation will not entitle that Employee to receive another Discretionary Allocation unless such Employee is again selected by the Committee to receive another Discretionary Allocation.

4.02.        Discretionary Allocation Account.  If the Committee determines to credit an Eligible Employee with a Discretionary Allocation, the number of Share Units to be credited for such Discretionary Allocation with effect on the Reference Date for such Discretionary Allocation shall be equal to the quotient of:  (a) the Discretionary Allocation Amount, divided by (b) the Discretionary Allocation Market Value of a share of Company Stock.  Fractional Share Units, if any, will be credited to the Participant’s Discretionary Allocation Account.  A separate Discretionary Allocation Account shall be established and maintained for each Discretionary Allocation.  The Committee may, but is not required to, make available other investment benchmarks from time to time to measure the value of a Participant’s Discretionary Allocation Accounts.

4.03.        Vesting.  A Participant shall be vested in his or her Discretionary Allocation Account as set forth in the Award Materials for such Discretionary Allocation.  The vesting terms of Discretionary Allocation Accounts set forth in the Award Materials shall be established by the Committee in its sole discretion and may vary for each Participant and for each Discretionary Allocation.  Notwithstanding anything to the contrary contained in the Plan or any Award Materials, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Discretionary Allocation Account of any Participant.

4.04.        Payment Medium.  The distribution of a Participant’s Discretionary Allocation Account shall be paid in Company Stock or in cash, in the sole discretion of the Participant.  If a Participant elects to receive payment in Company Stock, any fractional Share Units shall be paid in cash.  A Participant’s election to receive the distribution of his or her Discretionary Allocation Account shall be made prior to the payment of such Discretionary Allocation Account at such time and in such manner as permitted by the Committee.  If a Participant does not elect the payment medium for his or her Discretionary Allocation Account, the Participant will be deemed to have elected to receive the distribution of such Discretionary Allocation Account in Company Stock.

4.05.        Payment of Discretionary Allocation Accounts.  Except as otherwise provided by Article 7, each portion of a Discretionary Allocation Account shall be distributed as soon as practicable following the payment date set forth in the Award Materials for such Discretionary Allocation, but in no event later than 90 days thereafter.

4.06.        Status of Discretionary Allocation Accounts.  Discretionary Allocation Accounts are intended to be accounts that are neither:  (a) qualified within the meaning of Section 401(a) of the Code nor (b) unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Discretionary Allocation Accounts shall be administered and interpreted to the extent possible in a manner consistent with those intentions.

Article 5
Investment Options, Investment Adjustments and Taxes

5.01.      Investment Options.

(a)         Establishment.  The Committee shall establish from time to time the Investment Option(s) that will be available under the Plan.  At any time, the Committee may, in its discretion, add one or more additional Investment Options under the Plan, and in connection with any such addition, may permit Participants to select from among the then-available Investment Options under the Plan to measure the value of such Participants’ Plan Accounts.  In addition, the Committee, in its sole discretion, may discontinue any Investment Option at any time, and provide for the portions of Participants’ Plan Accounts and future deferrals designated to the discontinued Investment Option to be reallocated to another Investment Option(s).

(b)         Investment Direction.  Subject to such limitations, operating rules and procedures as may from time to time be required by law; imposed by the Committee, the Trustee or their designated agents; contained elsewhere in the Plan; or set forth in any Annual

Enrollment Materials, each Participant may communicate to the Investment Agent a direction (in accordance with this Article 5) as to how his or her Plan Accounts should be deemed to be invested among the Investment Options made available by the Committee; provided, however, that a Participant’s ability to select Investment Options with respect to a Stock Bonus Account and a Discretionary Allocation Account is subject to, and may be limited by, the Committee’s discretion under Article 3.01 and Article 4.01 to designate the Investment Options that shall apply to all or a portion of such Stock Bonus Account or Discretionary Allocation Account.  The Participant’s investment directions shall designate the percentage (in any whole percent multiples, which must total 100 percent) of the portion of the subsequent contributions to the Participant’s Plan Accounts which is requested to be deemed to be invested in such Investment Options, and shall be subject to the rules set forth below.  The Investment Agent shall invest the assets of the Participant’s Plan Accounts in accordance with the directions of the Participant except to the extent that the Committee directs it to the contrary.  The Committee has the authority, but not the requirement, in its sole and absolute discretion, to direct that a Participant’s Plan Accounts be invested among such investments as it deems appropriate and advisable, which investments need not be the same for each Participant.

(c)         Form of Investment Direction.  Any initial or subsequent investment direction shall be in writing to the Investment Agent on a form supplied by the Company, or, as permitted by the Investment Agent, may be by oral designation or electronic transmission designation to the Investment Agent.  A designation shall be effective:  (i) as of the Designation Date the direction is received and accepted by the Investment Agent if so received before the market close for the NYSE on such Designation Date, to the extent practicable; or (ii) as of the Designation Date next following the date the direction is received and accepted by the Investment Agent if not received before the market close for the NYSE on such Designation Date, or as soon thereafter as administratively practicable, subject to the Committee’s right to override such direction.  The Participant may, if permitted by the Committee, make an investment direction to the Investment Agent for his or her existing Plan Accounts as of a Designation Date and a separate investment direction to the Investment Agent for contribution credits to his or her Plan Accounts occurring after the Designation Date.

(d)         Effect of Investment Direction.  All amounts credited to a Participant’s Plan Accounts shall be invested in accordance with the then effective investment direction, unless the Committee directs otherwise.  Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Plan Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.

(e)         Change of Investment Direction.  If a Participant files an investment direction with the Investment Agent for his or her existing Plan Accounts as of a Designation Date which is received and accepted by the Investment Agent and not overridden by the Committee, then the Participant’s existing Plan Accounts shall be deemed to be reallocated as of the next Designation Date (or as soon thereafter as administratively practicable) among the designated Investment Options according to the percentages specified in such investment direction; provided, however, that a Participant’s ability to change the Investment Options applicable to a Stock Bonus Account and a Discretionary Allocation Account are subject to, and may be limited by, the Committee’s discretion under Article 3.01 and Article 4.01 to designate the Investment Options that shall apply to all or a portion of such Stock Bonus Account or Discretionary Allocation Account.  Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Plan Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.

(f)          Limits on Investment Direction.  The Committee, in its sole discretion, may place limits on a Participant’s ability to make changes with respect to any Investment Options.  In addition, in no event shall a Participant who is a Reporting Person be permitted to allocate any portion of his or her Plan Accounts to the Company Stock Fund more frequently than quarterly.

(g)         Invalid Investment Direction.  If the Investment Agent receives an initial or subsequent investment direction with respect to Plan Accounts which it deems to be incomplete, unclear or improper, or which is unacceptable for some other reason (determined in the sole and absolute discretion of the Investment Agent), the Participant’s investment direction for such Plan Accounts then in effect shall remain in effect (or, in the case of a deficiency in an initial investment direction, the Participant shall be deemed to have filed no investment direction) until the Participant files an investment direction for such Plan Accounts acceptable to the Investment Agent.

(h)         Default Investment Direction.  If the Investment Agent does not possess valid investment directions covering the full balance of a Participant’s Plan Accounts or subsequent contributions thereto (including, without limitation, situations in which no investment direction has been filed, situations in which the investment direction is not acceptable to the Investment Agent under Article 5.01(g), or situations in which some or all of the Participant’s designated investments are no longer permissible Investment Options), the Participant shall be deemed to have directed that the undesignated portion of the Plan Accounts be invested in a money-market fund or similar short-term investment fund; provided, however, the Committee may provide for the undesignated portion to be allocated to or among the Investment Option(s) that the Participant did designate in the same proportion as the designated portion, or may provide for any other allocation method it deems appropriate, in its discretion.

(i)          Indemnity for Investment Direction.  None of the Company, its directors and employees (including, without limitation, each member of the Committee), the Trustee and their designated agents and representatives shall have any liability whatsoever for the investment of a Participant’s Plan Accounts, or for the investment performance of a Participant’s Plan Accounts.  Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Company, its directors and employees (including, without limitation, each member of the Committee), the Trustee and their designated agents and representatives from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Plan Accounts.  The Investment Agent shall have no liability whatsoever for the investment of a Participant’s Plan Accounts, or for the investment performance of a Participant’s Plan Accounts, other than as a result of the failure to follow a valid and effective investment direction.  Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Investment Agent, and its agents and representatives, from any losses or damages of any kind

(including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Plan Accounts, other than as a result of the failure to follow a valid and effective investment direction.

(j)          Separate Accounts.  The Participant’s Stock Bonus Accounts and Discretionary Allocation Accounts shall be treated for purposes of this Article 5 as separate from the Annual Deferral Accounts.  Unless otherwise provided in the applicable Award Materials, a Participant may only provide investment directions with respect to his or her Annual Deferral Accounts.

5.02.        Adjustment of Plan Accounts.  While a Participant’s Plan Accounts do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Plan Accounts shall be adjusted in accordance with the Investment Option(s), subject to the conditions and procedures set forth herein or established by the Committee from time to time.  Any notional cash earnings generated under an Investment Option (such as interest and cash dividends and distributions) shall, at the Committee’s sole discretion, either be deemed to be reinvested in that Investment Option or reinvested in one or more other Investment Option(s) designated by the Committee.  All notional acquisitions and dispositions of Investment Options under a Participant’s Plan Accounts shall be deemed to occur at such times as the Committee shall determine to be administratively feasible in its sole discretion and the Participant’s Plan Accounts shall be adjusted accordingly.  In addition, a Participant’s Plan Accounts may be adjusted from time to time, in accordance with procedures and practices established by the Committee, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Investment Option for the Participant’s Plan Accounts.

5.03.        Crediting of Earnings on Share Units.  A Participant shall, from time to time during such Participant’s period of participation under the Plan, including during the period following the Participant’s Termination of Employment and until the Valuation Date, have credited to each of his or her Plan Accounts for which the Committee has not specified an investment benchmark other than Share Units, on the applicable Reference Date with respect to dividend payments, additional Share Units, the number of which shall be equal to the quotient determined by dividing:  (a) the product of (i) 100 percent of each dividend declared and paid by the Company on the Company Stock on a per share basis and (ii) the number of Share Units recorded in the Participant’s Plan Accounts for which the Committee has not specified an investment benchmark other than Share Units on the record date for the payment of any such dividend, by (b) the Fair Market Value of a share of Company Stock on the Reference Date for such dividend.

5.04.        Anti-Dilution Adjustment.  In the event of a change in the outstanding shares of Company Stock by reason of any change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger of the Company into another corporation, any consolidation of two or more corporations into another corporation, any separation of a corporation (including a spin-off or other distribution of stock or property by a corporation), any reorganization of a corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, the Committee shall make such adjustment in the class and number of Share Units credited to Participants’ Plan Accounts to reflect any such change as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.  Any adjustments or substitutions under this Article 5.04 shall conform to the requirements of Section 409A.

5.05.        Valuation of Plan Accounts Pending Distribution.  To the extent that the distribution of any portion of any Plan Account is deferred, whether pursuant to the terms of the Plan or any Annual Enrollment Materials, or for any other reason, any amounts remaining to the credit of a Plan Account shall continue to be adjusted pursuant to this Article 5.

5.06.      FICA and Other Taxes.

(a)         Withholding.  For each Plan Year in which an Annual Participant Deferral is being withheld from a Participant or in which an Stock Bonus or a Discretionary Allocation credited on behalf of a Participant vests, the Employer shall withhold from the Participant’s other compensation payable by the Employer to the Participant, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes.  If the Committee determines that such portion may not be sufficient to cover the amount of the applicable withholding, then to the extent permissible under Section 409A, the Committee may reduce the Annual Participant Deferral to the extent necessary, as determined by the Committee in its sole discretion, for the Employer to comply with applicable withholding requirements.

(b)         Distributions.  The Employer, or the Trustee, shall withhold from any payments made to a Participant under the Plan, all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the Trustee, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer or the Trustee.

Article 6
Beneficiary Designation

6.01.        Beneficiary.  The Committee shall determine, in its sole discretion, whether a Participant shall have the right to designate his or her Beneficiary to receive any benefits payable under the Plan upon the death of a Participant.  The Beneficiary designated under the Plan may be the same as or different from the beneficiary designation under any other plan or arrangement in which the Participant participates.

6.02.        Beneficiary Designation; Change.  A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee.  Provided that the Committee provides for a Beneficiary designation, a Participant shall have the right to change a Beneficiary by completing, signing and submitting to the Committee an amended Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Committee of an amended Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

6.03.                        Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee.

6.04.                        No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided above, if the Committee does not provide for Beneficiary designation or if the designated Beneficiary predeceases the Participant, then the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

6.05.                        Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, to the extent permissible under Section 409A, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

6.06.                        Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant.

Article 7

Effects of Certain Events

7.01.                        Death.  In the event of a Participant’s death, all amounts credited to the Stock Bonus Accounts and Discretionary Allocation Accounts of the deceased Participant shall be 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, if a Participant dies before he or she has received a complete distribution of his or her Plan Accounts, the Participant’s Beneficiary shall receive the balance of the Participant’s Plan Accounts, which shall be payable to the Participant’s Beneficiary in a lump sum within 90 days of the date of the Participant’s death, or by such later date permissible under Section 409A.

7.02.                        Disability.  In the event of a Participant’s Disability, all amounts credited to the Participant’s Stock Bonus Accounts and Discretionary Allocation Accounts shall be 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, a Participant suffering a Disability shall receive the balance of his or her Plan Accounts, which shall be paid in a lump sum within 90 days of the date that the Participant became Disabled.

7.03.                        Retirement.

(a)                            Stock Bonus and Discretionary Allocation Accounts.  All amounts credited to a Participant’s Stock Bonus Accounts and Discretionary Allocation Accounts shall be 100 percent vested upon the first business day in January of the year following the year of the Participant’s Retirement, and, subject to Article 12.02(b), shall be distributed as soon as practicable following the earlier of the first business day in January or July that is at least six months from the date of the Participant’s Retirement, but in no event later than 90 days thereafter.

(b)                           Annual Deferral Accounts.  In the event of a Participant’s Retirement, such Participant’s Annual Deferral Accounts shall be distributed in the form specified in his or her Distribution Election Forms, in each case, subject to Article 12.02(b), commencing, in accordance with administrative guidelines determined by the Committee, as soon as practicable following the earlier of the first business day in January or July that is at least six months from the date of the Participant’s Retirement, but in no event later than 90 days thereafter.

7.04.                        Transfer to Independent Contractor Status.

(a)                            In the event that a Participant transfers to independent contractor status by entering into a Independent Advisor Business Franchise Agreement with the Company or one of its subsidiaries and the Participant fulfills both of the following requirements:  (i) the Participant has five or more Years of Service; and (ii) the sum of the Participant’s age and Years of Service is equal to or greater than 60 (collectively, the “Rule of 60”), then the Participant’s Stock Bonus Accounts and Discretionary Allocation Accounts will continue to vest in accordance with Articles 3.03 and 4.03, respectively, and will remain payable pursuant to Articles 3.05 and 4.05, respectively, or this Article 7.

(b)                           In the event that a Participant transfers to independent contractor status by entering into a Independent Advisor Business Franchise Agreement with the Company or one of its subsidiaries and the Participant does not fulfill the requirements of the Rule of 60, then the amounts credited to each of the Participant’s Stock Bonus Accounts and Discretionary Allocation Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth herein and in the Award Materials applicable to such Plan Accounts, and such unvested amounts shall be forfeited by the Participant.  The Participant’s vested Stock Bonus Accounts and Discretionary Allocation Accounts will remain payable pursuant to Articles 3.05 and 4.05, respectively, or this Article 7.

7.05.                        Other Termination of Employment.

(a)                            Stock Bonus and Discretionary Allocation Accounts.  As of the date of a Participant’s Termination of Employment (including a Participant’s transfer to an Associate Financial Advisor position) for any reason other than death, Disability or Retirement, the amounts credited to each of the Participant’s Stock Bonus Accounts and Discretionary Allocation Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth herein and in the Award Materials applicable to such Plan Accounts, and such unvested amounts shall be forfeited by the Participant.

(b)                           Annual Deferral Accounts.  As of the date of a Participant’s Termination of Employment (including a Participant’s transfer to an Associate Financial Advisor position) for any reason other than death, Disability or Retirement, such Participant’s Annual Deferral Accounts shall be distributed according to his or her Distribution Election Forms, in each case, subject to Article 12.02(b), commencing, in accordance with administrative guidelines determined by the Committee, as soon as practicable following the earlier of the first business day in January or July that is at least six months from the date of the Participant’s Termination of Employment, but in no event later than 90 days thereafter.

7.06.                        Change in Control.  Upon the occurrence of a Change in Control of the Company, all amounts credited to any and all Stock Bonus Accounts and Discretionary Allocation Accounts of each Participant as of the effective date of such Change in Control shall become immediately 100 percent vested.  Notwithstanding anything to the contrary set forth in a Participant’s Annual Distribution Election Form, the Plan, any Annual Enrollment Materials or any Award Materials, upon the occurrence of a Change in Control, the Company will distribute all previously undistributed Plan Accounts to Participants as soon as administratively practicable following the effective date of such Change in Control, but in no event later than 90 days thereafter.

7.07.                        Unforeseeable Emergency.  In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of vested amounts credited to the Participant’s Annual Deferral Accounts.  The Committee shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Annual Deferral Accounts from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the balance of the Participant’s Annual Deferral Accounts or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  In making its determination under this Article 7.07, the Committee shall be guided by the requirements of Section 409A and any other related prevailing legal authorities, and the Committee shall take into account the extent to which a Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within 90 days of the date of the Unforeseeable Emergency.

7.08.                        Event of Taxation.  If, for any reason, all or any portion of a Participant’s benefit under the Plan becomes taxable to the Participant prior to receipt, the Employer shall, to the extent permissible under Section 409A, distribute to the Participant immediately available funds in an amount equal to the state, local and foreign taxes owed on the portion of the Participant’s benefit that has become taxable (which amount shall not exceed a Participant’s unpaid Aggregate Vested Balance under the Plan).  The Committee shall determine, in its sole discretion, the Plan Accounts from which payment will be made.  The tax liability distribution shall be made within 90 days of the date that the Participant’s benefits under the Plan became taxable.  Such a distribution shall affect and reduce the benefits to be paid to the Participant under the Plan.

7.09.                        Plan Termination.  In the event of a termination and liquidation of the Plan pursuant to Article 8.02 as it relates to any Participant, then subject to Article 5.05, all amounts credited to each of the Plan Accounts of each affected Participant shall be 100 percent vested and shall be paid in a lump sum to the Participant.  Such lump-sum payment shall be made 13 months after such termination (or such earlier or later date permitted under Section 409A), notwithstanding any elections made by the Participant, and the Annual Election Forms relating to each of the Participant’s Plan Accounts shall terminate upon full payment of such Aggregate Vested Balance, except that no Employer shall have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under, the provisions of Section 409A.

7.10.                        Effect of Payment.  The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiary under the Plan.

Article 8

Amendment and Termination

8.01.                        Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the actions of the Committee; provided, however, that (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Aggregated Vested Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification; (b) no amendment or modification may be made if such amendment or modification would cause the Plan to fail to comply with, or cause a Participant to be subject to tax under the provisions of Section 409A; and (c) except as specifically provided in Article 8.02, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant would have had but for such amendment or modification, unless each affected Participant consents in writing to such amendment.

8.02.                        Termination.  Although an Employer may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, with respect to its participating Employees by action of its board of directors, and the Company may at any time terminate an Employer’s participation in the Plan; provided, however, that (a) all plans that are aggregated with the Plan for purposes of Section 409A are also terminated, and (b) the Plan is not terminated proximate to a downturn in the financial health of the Employer, or any entity other than the Employer with whom the Employer would be considered a single employer under Sections 414(b) or 414(c) of the Code.  In the event of a termination and liquidation described in this Article 8.02, no new deferred compensation plans may be established by the Employer for a minimum period of three years following the termination and liquidation of the Plan if such new plan would be aggregated with the Plan under Section 409A.

Article 9

Administration

9.01.                        Committee Duties.  This Plan shall be administered by the Committee.  Members of the Committee may be Participants under the Plan.  The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, and (b) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

9.02.                        Agents.  In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to an Employer.

9.03.                        Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.04.                        Indemnity of Committee.  The Employers shall indemnify and hold harmless the members of the Committee, and any agent to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such agent.

9.05.                        Employer Information.  To enable the Committee to perform its functions, all Employers shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

9.06.                        Costs of the Plan.  The costs and expenses of the Plan shall be borne by the Company; provided, however, that the Committee, in its sole discretion, may charge an annual administrative fee to each Participant which, to the extent permissible under Section 409A, shall be deducted from each Participant’s Plan Accounts during the Plan Year in which the fee is assessed.

Article 10

Claims Procedures

10.01.                  Presentation of Claim.  Any Participant or the Beneficiary of a deceased Participant (such Participant or Participant’s Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  The claim must state with particularity the determination desired by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

10.02.                  Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing within 90 days (45 days, in the event of a claim for Disability benefits) after the Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim.  The notice shall state:  (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:  (i) the specific reason(s) for the denial of the claim, or any part of it; (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Article 10.03.  In the event of a claim for Disability benefits, the notice shall also identify any internal protocol, policy or guideline relied upon or state that such a protocol, policy or guideline was relied upon and will be provided free of charge upon request, and provide an explanation of any scientific or clinical judgment underlying a “medical necessity” or “experimental treatment” determination (if any) or a statement that such a determination was made and that an explanation will be provided free of charge upon request.

If an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial 90-day period (45-day period, in the event of a claim for Disability benefits) and in no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period (provided that, in the case of a claim for Disability benefits, the initial extension shall not continue past the 30th day after the expiration of the original 45-day period, with a second 30-day extension available upon proper notice if necessary).  Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim, and in the case of a claim for Disability benefits, shall specify the standards under which entitlement to benefits will be decided, the unresolved issues remaining, and the additional information needed to resolve those issues, and shall grant the Disability claimant at least 45 days to supply the necessary additional information.

10.03.                  Review of a Denied Claim.  Within 60 days (180 days, in the event of a claim for Disability benefits) after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):  (a) may review pertinent documents; (b) may submit written comments or other documents; and/or (c) may request a hearing, which the Committee, in its sole discretion, may grant.  In the event of a claim for Disability benefits, the decision on review shall be made by a named fiduciary independent of the person who denied the original claim, and that reviewing fiduciary shall not defer to the initial review, shall provide for an independent medical review of any medical judgments, and shall identify any medical or vocational experts whose advice was obtained in connection with the claim.  The Committee may choose to have one or more members decide the initial claim and then recuse themselves from the appellate process or may make other arrangements to ensure an independent review of Disability claims.

10.04.                  Decision on Review.  The Committee shall render its decision on review promptly, and not later than 60 days (45 days, in the event of a claim for Disability benefits) after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days (90 days, in the event of a claim for Disability benefits) after such date.  Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (a) specific reasons for the decision; (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) such other matters as the Committee deems relevant.  In the event of a claim for Disability benefits, the notice shall also identify any internal protocol, policy or guideline relied upon or state that such a protocol, policy or guideline was relied upon and will be provided free of charge upon request, and provide an explanation of any scientific or clinical judgment underlying a “medical necessity” or “experimental treatment” determination (if any) or a statement that such a determination was made and that an explanation will be provided free of charge upon request, and contain such other information as is required by the Department of Labor regulations.  All decisions on review shall be final and binding with respect to all concerned parties.

10.05.                  Disability Claims.  Notwithstanding the foregoing, unless otherwise required by law, the special rules applicable to Disability claims shall not apply if the Plan terms or the Committee’s uniformly-applicable policy require reliance exclusively on determinations by the entity responsible for deciding such matters under the Company’s long-term disability plan or determinations by the Social Security Administration when deciding whether or not a Participant is Disabled.

10.06.                  Arbitration.  A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any arbitration with respect to any claim for benefits under the Plan.  Any dispute, claim or controversy that may arise between a Participant and the Company or any other person (the “Claims”) under the Plan is subject to arbitration, unless otherwise agreed to in writing by the Participant and the Company.  The Claims shall be finally decided by arbitration conducted pursuant to the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), and its Supplementary Rules for Securities Arbitration, or other applicable rules promulgated by the AAA.  In addition, all claims, statutory or otherwise, which allege discrimination or other violation of employment laws, including but not limited to claims of sexual harassment, shall be finally decided by arbitration pursuant to the AAA unless otherwise agreed to in writing by a Participant and the Company.  By agreement of a Participant and the Company in writing, disputes may be resolved in arbitration by a mutually agreed-upon organization other than the AAA.  In consideration of the promises and the compensation provided in this Plan, neither a Participant nor the Company shall have a right: (a) to arbitrate a Claim on a class action basis or in a purported representative capacity on behalf of any Participants, employees, applicants or other persons similarly situated; (b) to join or to consolidate in an arbitration Claims brought by or against another Participant, employee, applicant or the Participant, unless otherwise agreed to in writing by the Participant and the Company; (c) to litigate any Claims in court or to have a jury trial on any Claims; and (d) to participate in a representative capacity or as a member of any class of claimants in an action in a court of law pertaining to any Claims.  Nothing in this Plan relieves a Participant or the Company from any obligation the Participant or the Company may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Article 10.06.  Either a Participant or the Company may compel arbitration of any Claims filed in a court of law.  In addition, either a Participant or the Company may apply to a court of law for an injunction to enforce the terms of the Plan pending a final decision on the merits by an arbitration panel pursuant to this provision.  The Company shall pay all fees, costs or other charges charged by the AAA or any other organization administering arbitration proceeding agreed upon pursuant to this

Article 10 that are above and beyond the filing fees of the federal or state court in the jurisdiction in which the dispute arises, whichever is less.  A Participant or the Company shall each be responsible for their own costs of legal representation, if any, except where such costs of legal representation may be awarded as a statutory remedy by the arbitrator.  Any award by an arbitration panel shall be final and binding upon a Participant or the Company.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.  This provision is covered and enforceable under the terms of the Federal Arbitration Act.

Article 11

Trust

11.01.                  Establishment of the Trust.  The Company may establish one or more Trusts to which the Employers may transfer such assets as the Employers determine in their sole discretion to assist in meeting their obligations under the Plan.

11.02.                  Interrelationship of the Plan and the Trust.  The provisions of the Plan and the relevant Annual Enrollment Materials and Award Materials shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.

11.03.                  Distributions from the Trust.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

Article 12

Miscellaneous

12.01.                  Unfunded Status of Plan.  All Plan Accounts and all credits and other adjustments to such Plan Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan.  No Plan Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

12.02.                  Section 409A.

(a)                            It is intended that the Plan (including all amendments thereto) comply with the requirements of Section 409A so as to prevent the inclusion in gross income of any benefits accrued thereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants.  The Plan shall be administered and interpreted in a manner that is consistent with such intention and the Company’s Policy Regarding Section 409A Compliance.

(b)                           Notwithstanding the terms of Articles 2.11, 3.05 and 4.05, to the extent that a distribution to a Participant who is a Specified Employee at the time of his or her Termination of Employment is required to be delayed by six months pursuant to Section 409A, such distribution shall be made no earlier than the first day of the seventh month following the

Participant’s Termination of Employment.  The amount of such payment will equal the sum of the payments that would have been paid to the Specified Employee during the six-month period immediately following the Specified Employee’s Termination of Employment had the payment commenced as of such date.  If the Specified Employee elected to receive installment payments, the remaining balance of the Specified Employee’s Annual Deferral Accounts shall be paid in the remaining substantially equivalent installments.  For purposes of this paragraph, “Specified Employee” shall mean a key employee as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

12.03.                  Unsecured General Creditor.  Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer.  For purposes of the payment of benefits under the Plan, any and all of an Employer’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.04.                  Other Benefits and Agreements.  The benefits provided for a Participant under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of an Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

12.05.                  Liability for Payment.  An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Annual Enrollment Forms, as entered into between an Employer and a Participant.  An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Annual Enrollment Forms.

12.06.                  Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

12.07.                  Not a Contract of Employment.  The terms and conditions of the Plan and the Annual Election Form under the Plan shall not be deemed to constitute a contract of employment between an Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement.  Nothing in the Plan or any Annual Election Form shall be deemed to give a Participant the right to be retained in the service of an Employer as an Employee or to interfere with the right of an Employer to discipline or discharge the Participant at any time.

12.08.                  Furnishing Information.  A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

12.09.                  Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.10.                  Captions.  The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.11.                  Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by federal law, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

12.12.                  Notice.

(a)                            Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Ameriprise Financial, Inc.

360 Ameriprise Financial Center

Minneapolis, Minnesota 55474

Attn:  Vice President, Benefits

with a copy to:

General Counsel’s Office

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

(b)                           Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.13.                  Successors.  The provisions of the Plan shall bind and inure to the benefit of the Employer and its successors and assigns and the Participant and the Participant’s Beneficiary, heirs and assigns.

12.14.                  Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will or under the laws of intestate succession.

12.15.                  Validity.  In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.16.                  Incompetent.  If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any Company liability under the Plan for such payment amount.

12.17.                  Insurance.  The Employers, on their own behalf or on behalf of the Trustee, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose.  The Employers or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

12.18.                  Legal Fees To Enforce Rights After Change in Control.  The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of the Participant’s Employer (which might then be composed of new members) or a stockholder of the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Participant’s Employer to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, stockholder or other person affiliated with the Company, the

Participant’s Employer or any successor thereto in any jurisdiction; provided, however, that in the event that the trier in any such legal action determines that the Participant’s claim was not made in good faith or was wholly without merit, the Participant shall return to the Company and the Participant’s Employer any amount received pursuant to this Article 12.18.  Any reimbursements shall be paid in accordance with the Company’s Policy Regarding Section 409A Compliance.

12.19.                  Electronic Documents Permitted.  Subject to applicable law, Annual Election Forms, Annual Enrollment Materials, Award Materials and other forms or documents may be in electronic format or made available through means of online enrollment or other electronic transmission.

*  *  *  *  *

Ameriprise Advisor Group Deferred Compensation Plan

Schedule A
April 22, 2009

Employers

•                  American Enterprise Investment Services, Inc.

•                  Ameriprise Financial Services, Inc.

•                  RiverSource Investments, LLC

•                  RiverSource Service Corporation

•                  RiverSource Life Insurance Company (formerly known as IDS Life Insurance Company)

•                  RiverSource Life Insurance Co. of New York (formerly known as IDS Life Insurance Company of New York and American Centurion Life Assurance Company)

•                  IDS Property Casualty Insurance Company

•                  Ameriprise Trust Company

•                  Ameriprise Bank, FSB

•                  RiverSource Distributors, Inc.

•                  Ameriprise Advisor Services, Inc. (formerly known as H&R Block Financial Advisors, Inc.)

•                  J. & W. Seligman & Co. Incorporated

•                  Seligman Advisors, Inc.

•                  Seligman Services, Inc.